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                            March 30, 2021

       Sal Gilbertie
       Chief Executive Officer
       Teucrium Commodity Trust
       Three Main Street, Suite 215
       Burlington, VT 05401

                                                        Re: Teucrium Commodity
Trust
                                                            Registration
Statement on Form S-1
                                                            Filed March 24,
2021
                                                            File No. 333-254650

       Dear Mr. Gilbertie:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eric
Envall at (202) 551-3234 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance